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                                                                    EXHIBIT 11.1

                          SOCKET COMMUNICATIONS, INC.
               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                                      YEARS ENDED DECEMBER 31
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                                                                                    1996       1995       1994
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
Net loss........................................................................  $  (3,328) $  (3,316) $  (3,318)
Accretion of preferred stock....................................................       (543)
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Net loss applicable to common stockholders......................................  $  (3,871)
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Computations of weighted average common and common equivalent shares outstanding:
  Weighted average common shares outstanding....................................      3,015      1,757        249
  Common equivalent shares from stock options, convertible preferred stock, and convertible notes granted or issued during the twelve-month period prior to
   the Company's initial public offering........................................     --            278      1,111
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Shares used in computing net loss per share.....................................      3,015      2,035      1,360
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Net loss per share applicable to common stockholders............................  $   (1.28)
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Net loss per share..............................................................             $   (1.63) $   (2.44)
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Computation of shares used in pro forma net loss per share:
  Total weighted average common and common equivalent shares outstanding (as
   above).......................................................................                            1,360
  Common equivalent shares attributable to convertible preferred stock
   (if-converted method)........................................................                              581
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Shares used in computing pro forma net loss per share...........................                            1,941
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Pro forma net loss per share....................................................                        $   (1.71)
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